Cognigen Networks, Inc.	NEWS RELEASE
6405 218th Street, SW, Suite 305
Mountlake Terrace, Washington 98043	For Immediate Release at 1 PM PST
Tuesday, August 21, 2007
www.cognigen.com

Cognigen Networks Signs Agreement for Intended Funding

Mountlake Terrace, Washington, August 21 2007/PRNewswire-First Call/ -- Cognigen Networks, Inc. (OTC Bulletin Board: CGNW- news), a Seattle area based Internet-enabled marketer and certificated reseller of communications services announced today that it signed a Letter Agreement (“Letter Agreement”) on August 15, 2007 regarding a proposed advisory and funding offer by BayHill Capital, LC, a Utah limited liability company (“BayHill”), whereby, upon certain conditions, BayHill and associates can invest up to $240,000 in short-term loans to Cognigen over a three month period. Under the Letter Agreement, Cognigen and BayHill agreed to suspend their negotiations with respect to a proposed stock purchase agreement previously entered into on June 15, 2007.

Mr. Cook remarked, “We have an agreement with BayHill that allows us to move forward on multiple fronts related to implementing plans that we believe will bolster our current business and agent relationships. We are committed to creating the best situation for our agents to build their businesses using Cognigen’s vendor relationships and infrastructure with investment partners who value the opportunity. We are also committed to securing and creating value for our shareholders through our current businesses and future growth plans that may involve new opportunities.”

Under the Letter Agreement, Cognigen has agreed to form an interim Operating Committee comprised of Gary Cook and George Rebensdorf representing Cognigen’s current management team, and Bob Bench and Todd Esplin from BayHill. Among other activities, the Operating Committee will be preparing a short-term operations and funding plan that will be presented to the Board of Directors for approval.

Following approval of the new plan, BayHill can make investments up to $240,000 collectively during the months of August, September, and October, 2007. Cognigen and BayHill can also agree to convert its current Promissory Notes of$250,000 into shares of common stock in order to strengthen the company’s overall financial position. In addition, Cognigen has agreed to expand its Board of Directors from five to six individuals and allow BayHill to designate a new director to fill the new position. The Board has also agreed that two of the existing members will resign and that BayHill will designate two new directors to fill the vacant positions.

The proposed short-term loans will be structured in the form of Secured Promissory Notes and will bear interest at the rate of 10% per annum, convertible into Cognigen common stock or payable in cash at the option of BayHill. If converted, BayHill will receive shares of Cognigen’s common stock at a price per share that is equal to the lesser of $0.05 or eighty percent (80%) of the market value, as defined in the original Letter of Intent. The Letter Agreement also contemplates that the Operating committee would endeavor to raise an additional $1 million in equity in which BayHill and associates would participate for not less than 50%.

The Letter Agreement states that the Cognigen Board would be receptive to an offer from certain existing shareholders to purchase Cognigen’s existing agent/internet business and/or Cognigen’s wholly-owned subsidiary, Cognigen Business Systems, Inc. and to grant to the shareholder group a right of first refusal to purchase either business if Cognigen decides to divest itself of either business by June 30, 2008.

BayHill is affiliated with the BayHill Group, LC, a Utah limited liability company based in Orem, Utah that currently owns 169,732 shares of Cognigen common stock. The BayHill Group has previously served as a consultant to Cognigen.

About Cognigen

Cognigen Networks, Inc., based in metropolitan Seattle, Washington, offers a wide range of telecommunication services and related technology products via its Web site, http://.www.cognigen.net . Cognigen’s robust marketing engine harnesses distribution channels featuring a prominent Internet presence, a network of independent agents and several affiliate groups, each having their own customized Web site. Cognigen’s agent-initiated sales, as well as those generated directly off its main website, are fulfilled via proprietary software utilizing the Internet. Cognigen sells as a master agent or certificated reseller the services of industry leaders such as Time Warner Cable, New Edge Networks, Vinculum Communications, AccuLinq, Inphonic Cellular, ShopForT1-Telarus, IBN Tel, Pioneer Telephone, OPEX, PowerNet Global and UniTel. Cognigen is authorized to operate as an interstate and international carrier under Section 214 of the rules of the Federal Communications Commission and is regulated by some forty- four state public utility commissions as a reseller of interstate and intrastate long distance telecommunications services. Since September of 1999, Cognigen has sold, on behalf of its vendors and for its own account, services and products to approximately 900,000 customers worldwide.

In addition to historical statements, the information set forth herein contains forward-looking statements, including, without limitation, statements relating to Cognigen Networks, Inc. (the “Company”) and the anticipated terms and conditions of a proposed private placement transaction (and related transactions and activities) which the Company has not yet commenced negotiating and which may never occur. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect the Company’s business, financial condition and results of operations, including without limitation, the Company’s possible inability to become certified as a reseller in all jurisdictions in which it applies, the possibility that the Company’s proprietary customer base will not grow as the Company expects, the Company’s inability to obtain additional financing, the Company’s possible lack of producing agent growth, the Company’s possible lack of revenue growth, the Company’s possible inability to add new products and services that generate increased sales, the Company’s possible lack of cash flows, the Company’s possible loss of key personnel, the possibility of telecommunications rate changes and technological changes, the possibility of increased competition, and the possibility that the operations of CBSi will not prove to be successful. Many of these risks are beyond the Company’s control. The Company is not entitled to rely on the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, or Section 2lE of the Securities Exchange Act of 1934, as amended, when making forward- looking statements.

Source:	Cognigen Networks, Inc.
	Contact:	Gary L. Cook
6405 218th St. SW, Suite 305
Mountlake Terrace, WA 98043-2180
425-329-2315 voice
425-329-2301 fax
Gary@seattle.cognigen.net